February 14, 2011 Medium-Term Notes, Series D No. 2011-MTNDD0720 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset on the valuation date. The PLUS are not principal protected. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.

FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$5,000,000
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	February 14, 2011
Original issue date:	February 17, 2011
Maturity date:	February 20, 2013
Underlying shares:	Shares of the WisdomTree India Earnings Fund (NYSE Arca symbol: “EPI”)
Share underlying index:	WisdomTree India Earnings Index
Payment at maturity:
If the final share price is greater than the initial share price,
•$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
•$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$13.08 per PLUS (130.80% of the stated principal amount)
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	500%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$22.82, the closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date.
Valuation date:	February 14, 2013, subject to postponement for non-trading days and certain market disruption events.
CUSIP:	17316G388
ISIN:	US17316G3882
Listing:	The PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per PLUS	$10.000000	$0.028125	$9.971875
Total	$5,000,000.00	$14,062.50	$4,985,937.50
(1) Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of $0.028125 from Citigroup Funding for each PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.028125 for each PLUS they sell.  See “Fact Sheet—Fees and selling concessions.”

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and related PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

PLUS Product Supplement filed on February 14, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312511035559/d424b2.htm
Prospectus Supplement filed on February 11, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311013008/x89392ae424b2.htm
Prospectus filed on February 11, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311012878/x89392e424b2.htm

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities
The PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013 (the “PLUS”) can be used:

■	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares
■	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario
■
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the WisdomTree India Earnings Fund. There is no minimum payment at maturity on the PLUS.

Maturity:	Approximately 2 years

Principal protection:	None

Leverage factor:	500%

Maximum payment at maturity:	$13.08 per PLUS (130.80% of the stated principal amount)

WisdomTree India Earnings Fund Overview
The WisdomTree India Earnings Fund is an exchange-traded fund that seeks investment results that correspond closely to the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index.  The WisdomTree India Earnings Fund is managed by WisdomTree Trust (“WTT”), a registered investment company that consists of numerous separate investment portfolios, including the WisdomTree India Earnings Fund.  Information provided to or filed with the Commission by WTT pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-132380 and 811-21864, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on February 14, 2011:

Bloomberg Ticker Symbol:	EPI

Current Price:	$22.82

52 Weeks Ago (on 2/12/2010):	21.06

52 Week High (on 11/5/2010):	28.71

52 Week Low (on 5/26/2010):	20.45

February 2011	Page 2

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This approximately 2-year investment offers 500% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $13.08 per PLUS (130.80% of the stated principal amount).

Investors can use the PLUS to leverage returns by a factor of 500% up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying shares.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of price performance.

Best-Case Scenario
The underlying shares increase in price and, at maturity, the PLUS are redeemed for the stated principal amount of $10 plus 500% of the share percent increase, subject to a maximum payment at maturity of $13.08 per PLUS (130.80% of the stated principal amount).

Worst-Case Scenario
The underlying shares decline in price and, at maturity, the PLUS are redeemed for less than the stated principal amount by an amount proportionate to the decline. This amount will be less than the $10 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 9)

■	No guaranteed return of principal.

■	No interest payments.

■	Historically, the price of the underlying shares has been volatile.

■	The appreciation potential of the PLUS is limited by the maximum payment at maturity.

■	Potential for a lower comparable yield.

■
The market price of the PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend yield of the underlying shares and the stocks composing the share underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

■
The PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the PLUS.

■	Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index.

■	The price of the underlying shares is subject to currency exchange risk.

■	Investing in the PLUS exposes investors to risks associated with investments in securities linked solely to the value of Indian equity securities.

■	Adjustments to the underlying shares or the share underlying index could adversely affect the value of the PLUS.

■	The WisdomTree India Earnings Fund and the share underlying index are different.

■	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The anti-dilution adjustments do not cover every event that could affect the underlying shares.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are unclear.

February 2011	Page 3

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Citigroup Funding Inc., will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the closing price of the underlying shares on the valuation date. The PLUS do not guarantee any return of principal at maturity. The PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 14, 2011	February 17, 2011	February 20, 2013

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Principal protection:	None
Underlying shares:	Shares of the WisdomTree India Earnings Fund (NYSE Arca symbol: “EPI”)
Share underlying index:	WisdomTree India Earnings Index
Issue price:	$10 per PLUS
Aggregate principal amount:	$5,000,000
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
•$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
•$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$13.08 per PLUS (130.80% of the stated principal amount)
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	500%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$22.82, the closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date.
Valuation date:	February 14, 2013, subject to postponement for non-trading days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 9.

February 2011	Page 4

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	17316G388
ISIN:	US17316G3882
Tax considerations:
Each holder, by purchasing a PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

•     Upon sale, exchange or settlement of a PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its PLUS in the underlying shares and sold those shares for their fair market value on the date its PLUS are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the PLUS and would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying PLUS product supplement called “Certain United States Federal Income Tax Considerations – Possible Application of Section 1260” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our

February 2011	Page 5

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the underlying shares or any stocks composing the share underlying index, futures and options contracts on the underlying shares or the share underlying index, futures and options contracts on any stocks composing the share underlying index listed on major securities markets or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the price of the underlying shares, and, accordingly, potentially increased the initial share price, and, therefore, increased the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PLUS or (B) its acquisition and holding of the PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of $0.028125 from Citigroup Funding for each PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.028125 for each PLUS they sell.  Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the PLUS distributed by such dealers.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly, without the prior written approval of the customer.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares. The graph is based on the following terms:

Stated principal amount:	$10

Leverage factor:	500%

Maximum payment at maturity:	$13.08 per PLUS (130.80% of the stated principal amount)

How it works

■
If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 500% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 106.16% of the initial share price. Based on the terms above:

•	If the underlying shares appreciate 5%, investors would receive a 25% return, or $12.50 per PLUS.

•	If the underlying shares appreciate 40%, investors will receive only the maximum payment at maturity of 130.80% of the stated principal amount, or $13.08 per PLUS.

■
If the final share price is less than or equal to the initial share price, investors will receive an amount that is less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.

•	If the underlying shares depreciate 10%, investors would lose 10% of their principal and receive only $9.00 per PLUS at maturity, or 90% of the stated principal amount.

•	If the underlying shares depreciate 50%, investors would lose 50% of their principal and receive only $5.00 per PLUS at maturity, or 50% of the stated principal amount.

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500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10 + Leveraged Upside Payment;

In no event will the leveraged upside payment result in a payment at maturity greater than a maximum payment at maturity of  $13.08 per PLUS (130.80% of the stated principal amount).

If the final share price is less than or equal to the initial share price:

($10  X  Share Performance Factor)

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10 and could be zero. There is no minimum payment at maturity on the PLUS.

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500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

■
PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the underlying shares. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

■
Volatility of the underlying shares. Historically, the price of the underlying shares has been volatile. From February 22, 2008 (the inception date of the WisdomTree India Earnings Fund) to February 14, 2011, the closing price of the underlying shares has been as low as $8.84 and as high as $28.71. The volatility of the closing price of the underlying shares may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

■
The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $13.08 per PLUS, or 130.80% of the stated principal amount. Although the leverage factor provides 500% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 130.80% of the stated principal amount, any increase in the final share price over the initial share price by more than 6.16% of the initial share price will not increase the return on the PLUS.

■
Potential for a lower comparable yield. The PLUS do not pay any periodic interest. As a result, if the final share price does not increase sufficiently from the initial share price, the effective yield on the PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■
The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the PLUS in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in price) and dividend yield of the underlying shares and the stocks composing the share underlying index, interest and yield rate levels in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and that may affect the final share price, the exchange rates of the U.S. dollar relative to the Indian rupee, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the share price, and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.

■
The PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the PLUS.

■
Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index. Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

■
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks composing the share underlying index, holders of the PLUS will be exposed to currency exchange rate risk with respect to the Indian rupee. Movements in the Indian rupee/U.S. dollar exchange rate are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. An investor’s net exposure will depend on the extent to which the Indian rupee strengthens or weakens against the U.S.

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500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

dollar.  If the dollar strengthens against the Indian rupee, the price of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

■	existing and expected rates of inflation;

■	existing and expected interest rate levels;

■	the balance of payments; and

■	the extent of governmental surpluses or deficits in India and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of India and the United States and other countries important to international trade and finance.

■
Investing in the PLUS exposes investors to risks associated with investments in securities linked solely to the value of Indian equity securities.  The stocks included in the WisdomTree India Earnings Index and that are generally tracked by the underlying shares have been issued by companies incorporated in India. Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including India, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks that constitute the underlying shares, may be affected by political, economic, financial and social factors in those countries, including India, or the global region, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as India, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Indian economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Indian government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Indian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.  The Indian economy may also be adversely affected by political uncertainty stemming from internal and external hostilities.

■
Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the PLUS. The investment advisor to the WisdomTree India Earnings Fund, WisdomTree Asset Management, Inc. (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the WisdomTree India Earnings Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS. Standard & Poor’s Financial Services LLC (“S&P”) is responsible for calculating and maintaining the share underlying index. S&P may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. S&P may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The WisdomTree India Earnings Fund and the share underlying index are different.  The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the WisdomTree India Earnings Fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the WisdomTree India Earnings Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the WisdomTree India Earnings Fund and the share underlying index or due to other circumstances. The WisdomTree India Earnings Fund attempts to invest all, or substantially all, of its assets in the stocks that make up the WisdomTree India Earnings Index.  The WisdomTree India Earnings Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the securities in the share underlying index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the share underlying index as a whole.  The WisdomTree India Earnings Fund also may invest its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options and swaps.

■
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Citigroup Global

February 2011	Page 10

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Markets may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

■
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The anti-dilution adjustments do not cover every event that could affect the underlying shares. Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. has determined the initial share price, will determine the final share price and the share percent increase or share performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the underlying shares and the calculation of the final share price in the event of termination of the WisdomTree India Earnings Fund, may adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. One or more of our affiliates have hedged our obligations under the PLUS and have carried out hedging activities related to the PLUS (and to other instruments linked to the underlying shares and the share underlying index), including trading in the underlying shares and the stocks composing the share underlying index, as well as in other instruments related to the underlying shares and the share underlying index. Our affiliates also trade the underlying shares, the stocks composing the share underlying index and other financial instruments related to the underlying shares, the share underlying index and the stocks composing the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial share price and, therefore, could have increased the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

■
The U.S. federal income tax consequences of an investment in the PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS might be affected materially and adversely.  As discussed above under “Tax considerations,” even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS could be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or retirement of the PLUS could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the PLUS.  In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS,

February 2011	Page 11

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2011	Page 12

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The WisdomTree India Earnings Fund.  The WisdomTree India Earnings Fund is an exchange-traded fund that seeks investment results that correspond closely to the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index.  The WisdomTree India Earnings Fund is managed by WisdomTree Trust (“WTT”), a registered investment company that consists of numerous separate investment portfolios, including the WisdomTree India Earnings Fund.  Information provided to or filed with the Commission by WTT pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-132380 and 811-21864, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding WTT from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to WTT.  None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding WTT is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning WTT could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with WTT.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to WTT, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a purchaser of the PLUS, you should undertake an independent investigation of WTT as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“WisdomTree®” is a registered mark of WisdomTree Investments, Inc. (“WTI”).  The WisdomTree India Earnings Index is the exclusive property of WTI, which has contracted with Standard & Poor’s Financial Services LLC (“S&P”) to maintain and calculate the WisdomTree India Earnings Index.  S&P shall have no liability for any errors or omissions in calculating the WisdomTree India Earnings Index.  The PLUS are not sponsored, endorsed, sold or promoted by WTI or S&P.  Neither WTI nor S&P makes any representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  Neither WTI nor S&P has any obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The WisdomTree India Earnings Index. The WisdomTree India Earnings Index measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the index measurement date.  Companies are weighted in the WisdomTree India Earnings Index based on their earnings in their fiscal year prior to the index measurement date adjusted for a factor that takes into account shares available to foreign investors.  For these purposes, “earnings” are determined using a company’s reported net income.

The WisdomTree India Earnings Index consists of companies that: (i) are incorporated in India, (ii) are listed on a major stock exchange in India, (iii) have generated at least $5 million in earnings in their fiscal year prior to the index measurement date, (iv) have a market capitalization of at least $200 million on the index measurement date, (v) have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the index measurement date, (vi) have traded at least 250,000 shares per month for each of the six months prior to the index measurement date and (vii) have a price to earnings ratio (“P/E ratio”) of at least 2 as of the index measurement date. Companies are weighted in the Index based on earnings in their fiscal year prior to the index measurement date adjusted for a factor that takes into account shares available to foreign investors.  The inception date of the WisdomTree India Earnings Index was December 3, 2007.  As of February 14, 2011, there were 251 components in the index with a total index market capitalization of $1.11 trillion.  As of February 14, 2011, 58.77% of the weight of the index consisted of securities with market capitalizations of over $10 billion, 26.13% of the Index consisted of securities with market capitalizations of between $2 and $10 billion, and 15.10% of the Index consisted of companies with market capitalizations of less than $2 billion.  Below is a breakdown of the top ten components of the index by weight, as of February 14, 2011.

February 2011	Page 13

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Component	Weight
1. Reliance Industries Ltd	13.58%
2. Infosys Technology	6.71%
3. Oil & Natural Gas Corp Ltd	4.63%
4. Bharti TeleVentures Ltd	3.40%
5. Housing Development Finance	2.83%
6. ICICI Bank	2.69%
7. State Bank of India	2.59%
8. Tata Consultancy Services Ltd	2.56%
9. Hindalco Industries Ltd	2.27%
10. Indian Oil Corp Ltd	2.13%

Below is a breakdown of the industry groups by weight, as of February 14, 2011.

Industry Group	Weight
1. Energy	22.59%
2. Banks	16.06%
3. Materials	13.00%
4. Software & Services	12.92%
5. Capital Goods	7.31%
6. Utilities	5.13%
7. Telecommunication Services	4.88%
8. Automobiles & Components	4.08%
9. Diversified Financials	3.42%
10. Pharmaceuticals, Biotechnology & Life Sciences	3.13%

February 2011	Page 14

500,000 PLUS Based on the Price of the WisdomTree India Earnings Fund due February 20, 2013
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily closing prices, as well as end-of-quarter daily closing prices, of the underlying shares for each quarter in the period from February 22, 2008 (the inception date of the WisdomTree India Earnings Fund) through February 14, 2011. The closing price of the underlying shares on February 14, 2011 was $22.82. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

WisdomTree India Earnings Fund (CUSIP 97717W422)	High	Low	Period End
2008
First Quarter (beginning February 22, 2008)	$26.16	$21.20	$22.82
Second Quarter	25.50	18.22	18.22
Third Quarter	21.43	14.91	15.97
Fourth Quarter	15.97	8.84	11.35
2009
First Quarter	12.12	8.95	10.94
Second Quarter	18.92	11.47	17.35
Third Quarter	21.03	15.85	21.03
Fourth Quarter	22.34	19.18	22.07
2010
First Quarter	23.44	20.23	23.33
Second Quarter	24.29	20.45	22.75
Third Quarter	26.57	22.68	26.37
Fourth Quarter	28.71	24.60	26.39
2011
First Quarter (through February 14, 2011)	26.68	21.94	22.82

Additional Considerations

If the underlying shares are delisted, or trading in such shares is suspended, the calculation agent may select successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the underlying shares and the price of such successor or substitute securities will be substituted for all purposes. If the WisdomTree India Earnings Fund is liquidated or otherwise terminated, the closing price of the underlying shares will be determined by the calculation agent by reference to the share underlying index. You should refer to the section “Description of the Notes—Delisting or Suspension of Trading in the ETF Shares; Termination of the ETF”, “—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the PLUS, the PLUS will bear interest, payable upon demand of the beneficial owners of the PLUS in accordance with the terms of the PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.25% per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2011	Page 15

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS

Citigroup Funding Inc.

500,000 PLUS Based on the Price of
the WisdomTree India Earnings Fund

Due February 20, 2013
$10 Principal Amount per PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
February 14, 2011
(Including PLUS Product Supplement Dated
February 14, 2011, Prospectus Supplement
Dated February 11, 2011 and Prospectus
Dated February 11, 2011)

Page
Pricing Supplement
Final Terms	1
Investment Overview	2
WisdomTree India Earnings Fund Overview	2
Key Investment Rationale	3
Summary of Selected Key Risks	3
Fact Sheet	4
How PLUS Work	7
Payment at Maturity	8
Risk Factors	9
Information about the Underlying Shares	13
Historical Information	15
Additional Considerations	15
PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	9
Citigroup Funding Inc.	10
Use of Proceeds and Hedging	10
European Monetary Union	11
Description of Debt Securities	11
Description of Index Warrants	22
Description of Debt Security and Index Warrant Units	25
Plan of Distribution; Conflicts of Interest	26
ERISA Matters	29
Legal Matters	29
Experts	29